Exhibit 99.1

NeoPharm Announces Stock Listing Transfer from NASDAQ Global Market to NASDAQ Capital Market

LAKE BLUFF, Ill.--(BUSINESS WIRE)--NeoPharm, Inc. (NASDAQ: NEOL), announced today that it has received approval from the NASDAQ Listing Qualifications Staff to transfer the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market. The transfer will be effective as of the Market opening on Friday, June 13, 2008.

The NASDAQ Capital Market operates in substantially the same manner as the NASDAQ Global Market. NeoPharm's trading symbol will remain "NEOL" and trading of the Company's stock will be largely unaffected by this change. Securities listed on the NASDAQ Capital Market must satisfy all applicable qualification requirements for NASDAQ securities and companies listed on the NASDAQ Capital Market must meet certain financial requirements and adhere to NASDAQ's corporate governance standards.

The listing transfer was taken in response to a letter received from NASDAQ in December 2007, regarding NeoPharm's non-compliance with Marketplace Rule 4450(a)(5), the minimum bid price requirement of $1.00 per share, which NASDAQ requires in order to maintain continued listing. Nasdaq’s notice gave the Company until June 23, 2008 to regain compliance with the minimum bid requirement, but also provided that, alternatively, the Company could apply to transfer its stock to the NASDAQ Capital Market, which alternative the Company elected to pursue. Once NeoPharm's securities are transferred to the NASDAQ Capital Market, the Company will have an additional 180 calendar days from the original June 23, 2008 date, or until December 20, 2008, to regain compliance with NASDAQ's minimum bid price requirement of $1.00 per share.

About NeoPharm, Inc.

NeoPharm, Inc., based in Lake Bluff, Illinois, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer and other drugs for therapeutic applications. Additional information, including ongoing clinical trials, can be obtained by visiting NeoPharm’s Web site at www.NeoPharm.com.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “project,” “hope,” “anticipates,” “believes,” could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s ability to maintain its listing on the Nasdaq Capital Market, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to difficulties in meeting the minimum bid requirements for continued listing on the Nasdaq Capital Market, delays that may arise in the development, testing, regulatory approval, production, and marketing of the Company’s drug and non-drug compounds, the ability of the Company to procure additional future sources of financing, uncertainty regarding the Company’s ability to commercialize any of its drug product candidates, and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual report on Form 10-K for the calendar year ended December 31, 2007, as subsequently updated by the Company in its quarterly reports on Form 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future result.

CONTACT:
NeoPharm, Inc.
Laurence Birch
President and Chief Executive Officer of NeoPharm, Inc.
847-870-0800